Exhibit 1.2

PRICING AGREEMENT

July 12, 2005

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
     As Representatives of the several
        Underwriters named in Schedule I hereto

Ladies and Gentlemen:

        MONSANTO COMPANY, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated July 12, 2005 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

        A supplement to the Prospectus relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

        If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among the Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

MONSANTO COMPANY

By:
Name:
Title:

Accepted as of the date hereof:
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.
   As Representatives of the several
      Underwriters named in Schedule I hereto

BY:	CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

On behalf of itself and the other underwriters

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$ 96,250,000
J.P. Morgan Securities Inc.	61,875,000
Lazard Capital Markets LLC	42,500,000
Commerzbank Capital Markets Corp.	10,000,000
Greenwich Capital Markets, Inc.	10,000,000
SG Americas Securities, LLC	10,000,000
BBVA Securities Inc.	5,625,000
BNY Capital Markets, Inc.	5,625,000
Mellon Financial Markets, LLC	5,625,000
Fifth Third Securities, Inc.	2,500,000

Total	$250,000,000

SCHEDULE II

Title of Designated Securities:	5-1/2% Senior Notes due 2035
Aggregate Principal Amount:	$250,000,000
Price to Public:	99.154% of the principal amount of the Designated Securities.
Purchase Price by Underwriters:	98.279% of the principal amount of the Designated Securities.
Form of Designated Securities:	Book-entry only form represented by one or more global securities deposited with The Depository Trust Company or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery.
Maturity:	July 30, 2035
Interest Rate:	5.50%
Interest Payment Dates:	January 30 and July 30, commencing January 30, 2006
Record Dates:	January 15 and July 15
Redemption Provisions:	Notes may be redeemed, in whole or in part, at the option of the Company at a redemption price equal to the greater of:
•   100% of the principal amount of the Notes being redeemed; or
•   the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points.
The Company will pay the accrued and unpaid interest on the Notes to the redemption date.
Time of Delivery:	July 15, 2005
Closing Location:	Chicago, Illinois
Names and Addresses of Representatives:	Citigroup Global Markets, Inc. 388 Greenwich Street New York, New York 10013 J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017